AMENDMENT TO THE AMENDED AND RESTATED FUND

ACCOUNTING AND COMPLIANCE ADMINISTRATION AGREEMENT

May 21, 2009

This amendment to the Amended and Restated Fund Accounting and Compliance Administration Agreement between the Hillman Capital Management Investment Trust, a Delaware statutory trust (“Trust”), and The Nottingham Management Company d/b/a The Nottingham Company, a North Carolina corporation (“Administrator”), is made and entered into as of the date first written above.

WHEREAS, the parties entered into the Amended and Restated Fund Accounting and Compliance Administration Agreement on March 27, 2001, pursuant to which the Trust retained the Administrator to provide certain administrative services to the Trust in the manner and on the terms set forth therein; and

WHEREAS, the parties wish to amend the Amended and Restated Fund Accounting and Compliance Administration Agreement in order to revise the provisions regarding its duration, termination, and related compensation; and

WHEREAS, Section 14 of the Amended and Restated Fund Accounting and Compliance Administration Agreement allows for its amendment by a written instrument.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and intending to be legally bound, the parties agree as follows:

1.	Duration and Termination. Section 11 of the Amended and Restated Fund Accounting and Compliance Administration Agreement is hereby modified and amended to read as follows:

Duration and Termination of this Agreement.  This Agreement shall continue in full force and effect unless terminated as provided in this section.  This Agreement may be terminated (i) by either party upon giving sixty (60) days’ prior written notice to the other party, (ii) by mutual agreement of the parties, or (iii) for cause, by a party, in the event of willful misconduct, gross negligence, or breach of this Agreement by the other party, by giving not less than thirty (30) days’ prior written notice to such other party.

Upon termination of this Agreement, the Administrator and the Trust agree to cooperate in good faith in transferring records and other information in the Administrator’s possession and wrapping up their relationship under this Agreement in a commercially reasonable manner.  The Trust shall pay to the Administrator such compensation as may be due to the Administrator under this Agreement for services performed prior to the date of termination, including any out-of-pocket reimbursements due and payable hereunder.

Upon termination of this Agreement, the Administrator shall be paid the termination fee set forth on Exhibit B.  The termination fee is not a penalty, but a charge to compensate the Administrator for its services in assisting in transferring records and reports and otherwise wrapping up its services under this Agreement.  Notwithstanding the foregoing, the Administrator shall not be entitled to the termination fee if the Administrator elects to terminate this Agreement or the Administrator is terminated due to its willful misconduct, gross negligence, or breach of this Agreement.

2.	Compensation Schedule. The last paragraph in Exhibit B to the Amended and Restated Fund Accounting and Compliance Administration Agreement is hereby modified and amended to read as follows:

In accordance with Section 11 of this Agreement, the Administrator shall be entitled to be paid a fee upon termination of this Agreement with respect to any Fund.  The termination fee shall be equal to the compensation paid by such Fund to the Administrator under this Agreement for the two (2) months immediately preceding the date of termination.  In the event that termination of this Agreement is due to the liquidation of a Fund, the termination fee shall be equal to the compensation paid by such Fund to the Administrator under this Agreement for the three (3) months immediately preceding the date of termination.  As stated in Section 11 of this Agreement, the Administrator shall not be entitled to the termination fee if the Administrator elects to terminate this Agreement or the Administrator is terminated due to its willful misconduct, gross negligence, or breach of this Agreement.

3.
Other.  Except as expressly modified or amended herein, all other terms and provisions of the Amended and Restated Fund Accounting and Compliance Administration Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this amendment to the Amended and Restated Fund Accounting and Compliance Administration Agreement to be executed by a duly authorized officer on one or more counterparts (including facsimile counterparts) as of the date first written above.

Hillman Capital

Management Investment Trust                                                                      The Nottingham Company

By: /s/ Mark A. Hillman	By: /s/ Carrie J. Lower
Name: Mark A. Hillman	Name: Carrie J. Lower
Title: President	Title: Vice President